Exhibit 10.12

Business Lease

THIS AGREEMENT, entered into this 1st day of July, 2006, between E & E Investments, A Florida General Partnership, hereinafter called the lessor, party of the first part, and Intellon Corporation of the County of Marion and State of Florida hereinafter called the lessee or tenant, party of the second part:

WITNESSETH, That the said lessor does this day lease unto said lessee, and said lessee does hereby hire and take as tenant under said lessor Units 100-900 Approximately 27,500 sq. FT of space. Located at 5100 W. Silver Springs Blvd. Which is a portion of Lot "1", Block "C" of the Ocala Airport Commerce Center

No.

situate in Marion Count (Ocala) Florida, to be used and occupied by the lessee as Office And Light Manufacturing and for no other purposes or uses whatsoever, for the term of Two Years, beginning the First day of July, 2006, and ending the Thirtieth day of June, 2008, at and for the agreed total rental of Four Hundred Twenty Six Thousand Two hundred fifty Dollars ($426,250.00) plus all sales Tax payable as follows: From July 1, 2006-June 30, 2007, ($17,187.50) Seventeen thousand one hundred eighty seven dollars and fifty cents Plus all sales tax per month payable on the first day of each month beginning July 1, 2006. From July 1, 2007-June 30, 2008, (18,333.33) Eighteen Thousand three hundred thirty three dollars and thirty three cents plus all sales tax per month payable on the first day of each month beginning July 1, 2007.

Sales Tax is currently 6.5% for a total of $18,304.68.

all payments to be made to the lessor on the first day of each and every month in advance without demand at the office of E & E Investments, 85 SW 52nd Ave in the City of Ocala, FL 34474 or at such other place and to such other person, as the lessor may from time to time designate in writing.

The following express stipulations and conditions are made a part of this lease and are hereby assented to by the lessee:

FIRST: The lessee shall not assign this lease, nor use the same, or any part thereof, nor permit the same, or any part thereof, to be used for any other purpose than as above stipulated, nor make any alterations therein, and all additions thereto, without the written consent of the lessor, and all additions, fixtures or improvements which may be made by lessee, except movable office furniture, shall become the property of the lessor and remain upon the premises as a part thereof, and be surrendered with the premises at the termination of this lease. Unless said additions, fixtures, or improvements can be removed by lessee without damage to the premises.

SECOND: All personal property placed or moved in the premises above described shall be at the risk of the lessee or owner thereof, and lessor shall not be liable for any damage to said personal property, lessee arising from the bursting or leaking of water pipes, or from any act of negligence of any co-tenant.

THIRD: That the tenant                                          shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government and of any and all their Departments and Bureaus applicable to said premises, for the correction, prevention, and abatement of nuisances or other grievances, in, upon, or connected with said premises during said term.

FOURTH: In the event the premises shall be destroyed or so damaged or injured by fire or other casualty during the life of this agreement, whereby the same shall be rendered untenantable, then the lessor shall have the right to render said premises tenantable by repairs within ninety days therefrom. If said premises are not rendered tenantable within said time, it shall be optional with either party hereto to cancel this lease, and in the event of such cancellation the rent shall be paid only to the date of such fire or casualty. The cancellation herein mentioned shall be evidenced in writing. The rent shall be reduced pro rata to the extent the premises are untenantable.

FIFTH: The prompt payment of the rent for said premises upon the dates named and the faithful observance of the rules and regulations printed upon this lease, and which are hereby made a part of this covenant, are the conditions upon which the lease is made and accepted and any failure on the part of the lessee to comply with the terms of said lease, or any of said rules and regulations now in existence, shall at the option of the lessor, work a forfeiture of this contract, and all of the rights of the lessee hereunder.

SIXTH: If the lessee shall abandon or vacate said premises before the end of the term of this lease, or shall suffer the rent to be in arrears, the lessor may, at his option, forthwith cancel this lease or he may enter said premises as the agent of the lessee, without being liable in any way therefore, and relet the premises as the agent of the lessee, at such price and upon such terms and for such duration of the time as the lessor may determine, and receive the rent therefor, applying the same to the payment of the rent due by these presents, and if the full rental herein provided shall not be realized by lessor over and above the expenses to lessor in such re-letting, the said lessee shall pay any deficiency, and if more than the full rental is realized lessor will pay over to said lessee the excess of demand.

SEVENTH: [Deleted]

EIGHTH: The lessee agrees that he will pay all charges for rent, gas, electricity or other illumination, and for all water used on said premises, and should said charges for rent, light or water herein provided for at any time remain due and unpaid for the space of five days after the same shall have become due, the lessor may at its option consider the said lease tenant at sufferance and immediately re-enter upon said premises and the entire rent for the rental period then next ensuing shall at once be due and payable.

NINTH: [Deleted]

TENTH: Deleted]

ELEVENTH: The lessor, or any of his agents, shall have the right to enter said premises during all reasonable hours, to examine the same to make such repairs, additions or alterations as may be deemed necessary for the safety, comfort, or preservation thereof, or of said building, or to exhibit said premises, and to put or keep upon the doors or windows thereof a notice “FOR RENT” at any time within thirty (30) days before the expiration of this lease. The right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations, or additions, which do not conform to this agreement, or to the rules and regulations of the building.

TWELFTH: Lessee hereby accepts the premises in the condition they are in at the beginning of this lease and agrees to maintain said premises in the same condition, order and repair as they are at the commencement of said term, excepting only reasonable wear and tear arising from the use thereof under this agreement, and to make good to said lessor immediately upon demand, any damage to water apparatus, or electric lights or any fixture, appliances or appurtenances of said premises, or of the building, caused by any act of neglect of lessee, or of any person or persons in the employ or under the control of the lessee.

THIRTEENTH: It is expressly agreed and understood by and between the parties to this agreement, that the landlord shall not be liable for any damage or injury by water, which may be sustained by the said tenant or other person or for any other damage or injury resulting by reason of the breakage, leakage, or obstruction of the water, sewer or soil pipes, or other leakage in or about the said building.

FOURTEENTH: If the lessee shall become insolvent or if bankruptcy proceedings shall be begun by or against the lessee, before the end of said term the lessor is hereby irrevocably authorized at its option, to forthwith cancel this lease, as for a default. Lessor may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity without effecting lessor's rights as contained in this contract, but no receiver, trustee or other judicial officer shall ever have any right, title or interest in or to the above described property by virtue of this contract.

FIFTEENTH: Lessee hereby waives and renounces for himself and family any and all homestead and exemption rights he may have now, or hereafter, under or by virtue of the constitution and laws of the State of Florida, or of any other State, or of the United States, as against the payment of said rental or any portion hereof, or any other obligation or damage that may accrue under the terms of this agreement.

SIXTEENTH: This contract shall bind the lessor and its assigns or successors, and the heirs, assigns, administrators, legal representatives, executors or successors as the case may be, of the lessee.

SEVENTEENTH: It is understood and agreed between the parties hereto that time is of the essence of this contract and this applies to all terms and conditions contained herein.

EIGHTEENTH: It is understood and agreed between the parties hereto that written notice mailed or delivered to the premises leased hereunder shall constitute sufficient notice to the lessee and written notice mailed or delivered to the office of the lessor shall constitute sufficient notice to the lessor, to comply with the terms of this contract.

NINETEENTH: The rights of the lessor under the foregoing shall be cumulative, and failure on the part of the lessor to exercise promptly any rights given hereunder shall not operate to forfeit any of the said rights.

TWENTIETH: It is further understood and agreed between the parties hereto that any charges against the lessee by the lessor for services or for work done on the premises by order of the lessee shall be considered as rent due and shall be included in any lien for rent due and unpaid.

TWENTY-FIRST: In connection with any litigation or arbitration, including appellate proceedings, arising out of this agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

TWENTY-SECOND: The lessor shall be responsible for maintaining the premises during the term of this lease including the following: the exterior of the building (except glass cleaning), all structural components, heating, air-conditioning, (except filters), plumbing, and electrical components (except light bulbs).

TWENTY-THIRD: Lessor shall carry casualty insurance covering the building, and both the lessor and lessee shall carry general liability insurance with limit of not less than $500,000 per occurrence covering bodily injury and property damage, each covering the other as an additional insured.

TWENTY-FOURTH: Lessee may erect signage and other advertising as permitted by applicable law and the restrictive covenants, if any, which control use of the subject property subject to lessor approval.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this instrument for the purpose herein expressed, the day and year above written.

Signed, sealed and delivered in the presence of:

(Seal)

	George D. Edwards	(Seal)
As to Lessor	Lessor
E & E Investments

(Seal)

	Bryan R. Carr	(Seal)
As to Lessee	Lessee
Intellon Corporation